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                                                                    Exhibit 3.71

                            JOINT VENTURE AGREEMENT
                                       OF
                            MESA MRI, JOINT VENTURE

      THIS JOINT VENTURE AGREEMENT is entered into effective as of the 20th day of December, 1991 by and between TME Partners III, Ltd., a Texas limited partnership (hereinafter referred to as "TME III"), and TME, Inc., a Delaware corporation (hereinafter referred to as "TME"), as venture partners.

                                   ARTICLE I
                          FORMATION OF THE PARTNERSHIP

      1.1 FORMATION. Subject to the provisions hereof, the Venturers hereby associate themselves in the operation of the Venture as a general partnership pursuant to the provisions of the Texas Act. The Venturers have entered into this Agreement in order to set forth the rights and obligations of the Venturers and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Venturers and the administration, dissolution, and termination of the Venture shall be governed by the Texas Act.

      1.2 NAME. The name of the Venture shall be, and the business of the Venture shall be conducted under the name of "Mesa MRI." The Venturer's business may be conducted under any other name or names deemed advisable by the Managing Venturer.

      1.3 PRINCIPAL OFFICE. The principal office of the Venture shall be located at 333 North Sam Houston Parkway East, Suite 500, Houston, Texas 77060, or such other place as the Managing Venturer may, from time to time, designate. The Venture may maintain offices at such other place or places as the Managing Venturer deems advisable.

      1.4 TERM. The Venture shall continue in existence until December 31, 2031 or until the earlier dissolution of the Venture pursuant to the provisions of Article IX hereof.

      1.5 NATURE OF VENTURE INTEREST. The Venture Interest of any Venturer shall be personal property for all purposes.

                                   ARTICLE II
                                  DEFINITIONS

      The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

            "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with the person in question. As used in the definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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            "AGREEMENT" means this Joint Venture Agreement, as it may be amended or supplemented from time to time.

            "ALLOCATION REGULATIONS" means Treas. Reg. Section 1.704-1(b) et seq. as such regulations may be amended and in effect from time to time (whether in temporary or final form) and any corresponding provisions of succeeding regulations.

            "CAPITAL ACCOUNT" means the capital account maintained for a Venturer pursuant to Section 4.2 hereof.

            "CAPITAL CONTRIBUTION" means the amount of cash or Net Agreed Value of property that a Venturer contributes to the Venture pursuant hereto.

            "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time and any successor to such statute.

            "DISTRIBUTABLE FUNDS" means the funds provided from Venture operations, interest on Venture cash and short-term investments, and proceeds of the sale of any Venture interest or other assets, without deduction for non-cash expenses (such as depreciation and amortization or imputed interest), but after deducting cash funds used to pay all other expenses, debt payments, and to establish or to restore any replacement and working capital reserves deemed necessary or appropriate by the General Partner on behalf of the Partnership.

            "EVENT OF DISSOLUTION" has the meaning set forth in Section 9.1 hereof.

            "LIQUIDATOR" has the meaning specified in Section 9.3 hereof.

            "MAJORITY IN INTEREST" shall mean the owners of more than 50% of the Percentage Interests of all Venturers.

            "MANAGER" means TME.

            "MANAGING VENTURER" means TME III.

            "MEMORANDUM" means that certain Confidential Offering Memorandum of TME III dated March 20, 1991 offering $15,000,000 in limited partnership interests, as amended or supplemented.

            "MRI CENTER" means the magnetic resonance imager ("MRI") and the special modular metal container and other major diagnostic imaging equipment presently or hereafter owned or leased and operated by the Venture together with all appliances, parts, instruments, appurtenances, accessories, and all substitutions, renewals or replacements of, and all additions, improvements and accessions to, any and all thereof.

            "NET AGREED VALUE" means in the case of any property contributed by or distributed to a Venturer in the Venture, the fair market value of such property at the time of such contribution (which shall be equal to the Agreed Value as set forth in the TME III

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      partnership agreement) or distribution (as determined by the Venturers or the Liquidator at the time of distribution using such reasonable method of valuation as they may adopt) reduced by any indebtedness either assumed by such Venturer upon such distribution or to which such property is subject at the time of contribution or distribution.

            "PERCENTAGE INTEREST" means as to TME III, and as to TME, respectively, those percentages referenced in Exhibit A attached hereto which percentages are based upon the relative cash contributions of the Venture Partners.

            "PERSON" means an individual, partnership, limited partnership, foreign limited partnership, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity in its own or a representative capacity.

            "RESERVES" means such cash reserves as the Managing Venturer determines are reasonably necessary for the Venture's business.

            "SELLING AGREEMENT" means that certain Amended and Restated Sales Agency Agreement dated as of May 8, 1991, among TME. First TME Partners, Inc., PaineWebber Incorporated, and PaineWebber Diagnostic, Inc., and that certain Sales Agency Agreement dated as of May 8, 1991, among TME, First TME Partners, Inc., and The Chase Manhattan Bank, N.A.

            "TEXAS ACT" means the Texas Uniform Partnership Act, TEX. REV. CIV. STAT. ANN. art. 6132b, as it may be amended from time to time.

            "VENTURE" means the general partnership or joint venture established by this Agreement.

            "VENTURE INTEREST" means the entire ownership interest of a Venturer in the Venture, including the right of such Venturer to any and all benefits which such Venturer may be entitled to as provided in this Agreement together with the obligations of such Venturer to comply with all of the terms and conditions of this Agreement.

            "VENTURERS" means TME III and/or TME, as the case may be.

            "WINDING-UP" means the period during which the affairs of the Venture are terminated and the liquidation and sale of the assets of the Venture is accomplished, such process commencing when the Venture is dissolved for any reason and the business of the Venture is not continued as provided in Section 9.2.

                                  ARTICLE III
                                    PURPOSE

      The purpose and business of the Venture shall be to engage in any business or activity as permitted by the Texas Act including, but not limited to, the acquisition, development, construction, leasing, operation, and disposition of the MRI Center.

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                                   ARTICLE IV
                    CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

      4.1 CAPITAL CONTRIBUTIONS. The initial capital contributed by each Venturer to the Venture shall be the amount or property set forth opposite the name of each Venturer, respectively, on Exhibit A attached hereto. Upon payment or assignment by each Venturer to the Venture of the capital contribution set forth on Exhibit A, no additional contributions of cash or other property shall be required from such Venturer except as set forth in Section 9.2.

      4.2 CAPITAL ACCOUNTS. The Venture shall maintain for each Venturer a separate Capital Account. Such Capital Account shall be increased by (i) the Capital Contributions made by such Venturer and (ii) all items of Venture income and gain computed in accordance with this Section 4.2 hereof and allocated to such Venturer pursuant to Section 5.1 hereof. Such Capital Account shall be decreased by (x) the cash amount or Net Agreed Value of all distributions of cash or property made to such Venturer and (y) all items of Venture deduction and loss computed in accordance with this Section 4.2 hereof and allocated to such Venturer pursuant to Section 5.1 hereof. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Venturers' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose) subject to such adjustments or other methodologies as may be permitted or required by the Allocation Regulations as interpreted and applied in the discretion of the Managing Venturer. To the extent not otherwise specified in this Section 4.2, the Capital Accounts of the Venturers shall be maintained in accordance with and as provided in the Allocation Regulations as interpreted and applied in the discretion of the Managing Venturer.

      4.3 INTEREST. No interest shall be paid by the Venture on Capital Contributions or on balances in the Venturers' Capital Accounts.

      4.4 NO WITHDRAWAL. A Venturer shall not be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Venture, except as provided in Sections 3.3 and 9.2(c) hereof.

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

      5.1   ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES.

            (a) GENERAL RULE. After giving effect to the special allocations set forth in Section 5.1(b), items of Venture income, gain, loss and deduction (computed as provided in Section 4.2) for any taxable year (or portion thereof) shall be allocated to the Venturers in accordance with their respective Percentage Interests.

            (b) REQUIRED ALLOCATIONS. Prior to making any allocations provided above, the Managing Venturer may make such allocations of items of income, gain, loss and deduction as the Managing Venturer, in its sole discretion, deems necessary to comply

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      with the provisions of the Allocation Regulations. In the event any such allocations are made, the Managing Venturer shall make such further allocations as it deems necessary such that, to the extent possible, the net amount of allocations pursuant to Section 5.1(a) and (b) would be equal to the amount that would have been allocated to each Venturer if the required allocations had not been made.

      5.2 ALLOCATIONS FOR TAX PURPOSES. For federal income tax purposes, except as otherwise required by Section 704(c) of the Code or Treasury Regulations Section 1.704-1(b)(2), each item of income, gain, loss, deduction and credit of the Venture shall be allocated among the Venturers in the same manner as its corresponding item of "book" income, gain, loss, deduction or credit has been allocated pursuant to Section 5.1 hereof.

      5.3 DISTRIBUTIONS. The Managing Venturer shall cause the Venture to make distributions of Distributable Funds, if any, within forty-five days following the end of each fiscal quarter. Distributable Funds will be distributed to the Venturers in accordance with their respective Percentage Interests. All distributions of Distributable Funds will be subject to the payment of Venture expenses and the maintenance of reasonable and necessary reserves as determined by the Managing Venturer.

                                   ARTICLE VI
                           MANAGEMENT OF THE VENTURE

      6.1 MANAGER. The provisions of this Article VI shall constitute the "management agreement" in respect of the MRI Center between TME and the Joint Venture referenced in Section 11 of the Selling Agreement. The Manager shall conduct, direct and exercise full control over all activities of the Venture and shall manage the acquisition and operation of the MRI Center on a day-to-day basis. In addition to the powers now or hereafter granted a venture partner of a general partnership under applicable law or which are granted to the Manager under any other provision of this Agreement, the Manager shall (subject to the limitations expressed in Section 6.2 hereof) have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Venture, including, without limitation:

            (i) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any obligations it deems necessary for the conduct of the activities of the Venture;

            (ii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Venture;

            (iii) the use of the assets of the Venture (including, without limitation, cash on hand) for any Venture purpose and on any terms it deems appropriate, including, without limitation, the financings of the conduct of the activities and other operations of the Venture, the repayment of obligations of the Venture and the purchase of other assets for the Venture;

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            (iv)  the negotiation and execution on any terms deemed desirable in its discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Venture's operation or the implementation of its powers under this Agreement;

            (v) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

            (vi) the maintenance of such insurance for the benefit of the Venture and the Venturers as it deems necessary; and

            (vii) the control of any matters affecting the rights and obligations of the Venture, including the conduct of litigation, the incurring of legal expenses and the settlement of claims and litigation.

      6.2 LIMITATIONS ON THE AUTHORITY OF THE MANAGER. Notwithstanding the power given to the Manager pursuant to Section 6.1 above, the Manager shall not:

            (i) Without the prior consent of the Venturers and the consent of a majority in interest of the limited partners of TME III (as defined in the Memorandum) other than the Special Limited Partner, cause the Venture to sell all or substantially all of its assets;

            (ii) Without the prior consent of the Venturers, cause the Venture to incur any indebtedness except as permitted in Section 6.3 below.

      6.3 INDEBTEDNESS. The Manager shall not cause the Venture to incur any indebtedness other than (i) interim financing in an aggregate amount not exceeding the unpaid balance of the "Investor Notes" (as defined in the Memorandum), in the aggregate, which shall be due and payable upon payment of the Investor Notes; (ii) trade indebtedness incurred in the ordinary course of business; (iii) financing for the purpose of funding the total project cost associated with the MRI Center, subject to the restrictions set forth in this
Section 6.3; (iv) indebtedness for the purpose of providing working capital reserves of no more than $500,000 for the Venture; or (v) indebtedness for the purpose of purchasing additional equipment for the MRI Center. The Manager hereby acknowledges that the initial four centers in which TME III participates through joint ventures may each have fixed term debt not to exceed fifty percent (50%) of the total project costs of such center. If after the first twenty-four months of operation such centers are not achieving on a cumulative basis at least sixty-five percent (65%) of forecasted operating income (as set forth in the "Financial Forecasts") the Special Limited Partner will have the right to cause the general partner of TME III to reduce this leverage with respect to specified centers by supplying the equity installments from Investor Notes to the payment of such debt. If the general partner of TME III is not so required to reduce the indebtedness on any of the initial centers, then all subsequent centers may be leveraged.

      6.4 MANAGEMENT FEE. The Manager will receive a monthly management fee equal to the greater of $5,000 or 6% of monthly gross revenues collected by the Venture, payable on the last day of the calendar month. Gross revenues collected shall include both the technical fee and

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professional fee associated with scans, notwithstanding that such fees may be billed and collected separately by the MRI Center and radiologists.

                                  ARTICLE VII
                               BOOKS AND RECORDS

      7.1 BOOKS AND RECORDS. The Venturers shall cause to be kept, at the principal place of business of the Venture, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Venture. Such books of account shall be maintained in accordance with the accrual method of accounting. Reports to the Venturers shall include the following:

      7.2 QUARTERLY REPORTS. The Managing Venturer shall cause to be prepared and delivered to the Special Limited Partner within 45 days after the close of each calendar quarter, an unaudited balance sheet, income statement and statement of net cash flow, for the Venture, all in reasonable detail, as of the last day of each such calendar quarter and for the calendar year to date prepared on an income tax basis (accrual and in accordance with applicable Treasury Regulations), and certified by the chief financial officer of the Managing Venturer on behalf of the Venture to be true and correct to the best of his knowledge and belief; an unaudited report summarizing the fees and other remuneration paid by the Venture for such calendar quarter to any Venturer or any Affiliate of any Venturer; an unaudited statement showing all cash distributions (including Distributable Funds) and each Venturer's share of such distributions.

      7.3 NOTICE OF CLAIMS. The Managing Venturer shall notify the Special Limited Partner promptly of any material claim or litigation (of which the Managing Venturer has actual knowledge) pending against the Managing Venturer, the MRI Center or the Venture and of any intention (of which the Managing Venturer has actual knowledge) by any insurance carrier to cancel or fail to renew the Venture's, or MRI Center's insurance coverage.

      7.4 BANK ACCOUNTS. All funds of the Venture shall be deposited in the name of the Venture in such bank account or accounts as are selected from time to time by the Manager, under such terms and conditions (including such signatories) as the Manager shall approve; provided, any such bank selected shall be required to have deposits of at least $25,000. Venture funds shall not at any time be commingled with those of any other person or entity (including any other Venture).

      7.5 PREPARATION OF TAX RETURNS. The Venturers shall arrange for the preparation and timely filing of all returns of Venture income, gains, deductions and losses necessary for federal and state income tax purposes. A copy of the Venture's federal income tax return will be furnished to each Venturer at the Venture's expense. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on either the cash or accrual method of accounting for federal income tax purposes as the Managing Venturer shall determine.

      7.6 TAX ELECTIONS. Except as otherwise specifically provided herein, the Venturers shall determine whether to make any available election (including elections provided for in Section 168 of the Code).

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      7.7   TAX CONTROVERSIES. The Managing Venturer is designated as the "tax matters partner" (as defined in Section 6231 of the Code), and is authorized and required to represent the Venture (at the Venture's expense) in connection with all examinations of the Venture's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Venture funds for professional services and costs associated therewith.

      7.8 TAXATION AS A PARTNERSHIP. No election shall be made by the Venture, or any Venturer, for the Venture to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

      7.9 FISCAL YEAR. The fiscal year of the Venture shall end on December 31 of each year.

                                  ARTICLE VIII
                             TRANSFERS OF INTERESTS

      No Venturer may sell, assign, transfer, mortgage, encumber or otherwise hypothecate all or any part of its interest in the Venture, without the prior approval of the other Venturer, provided TME shall be entitled to pledge its Venture Interest to secure indebtedness of TME or indebtedness for which TME is a guarantor. No transferee or assignee of an interest in the Venture may, without the consent of the other Venturer, which consent may be given or withheld within the sole discretion of the Venturer, become a Venturer. No transfer of a Venture Interest which is in violation of this Article shall be valid or effective, and the Venture shall not recognize the same for the purposes of making payment of profits, income, return of capital or other distributions with respect to such Venture Interest, or part thereof. The Venture may enforce the provisions of this Article either directly or indirectly or through its agents by entering an appropriate stop-transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article.

                                   ARTICLE IX
              DISSOLUTION, LIQUIDATION AND TERMINATION OF VENTURE

      9.1 DISSOLUTION. The Venture shall be dissolved upon the occurrence of any one of the following events (each such event referred to as an "Event of Dissolution"):

            (a) the expiration of its term as provided in Section 1.4, unless prior to the expiration of the tern the Venturers agree in writing to extend the term;

            (b) the sale by the Venture of all or substantially all of its assets;

            (c)   the dissolution or bankruptcy of a Venturer;

            (d) an entry of a decree of judicial dissolution of the Venture pursuant to the provisions of the Texas Act; or

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            (e)   any other event that causes a dissolution of a general
      partnership pursuant to the Texas Act.

      For purposes of this Section 9.1, bankruptcy of a Venturer shall be deemed to have occurred when (u) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (v) it executes and delivers a general assignment for the benefit of its creditors, (w) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause
(u), (x) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, (y) any involuntary proceeding of the nature described in clause (u) has not been dismissed 120 days after the commencement thereof or (z) the appointment without its consent or acquiescence of a trustee, receiver or liquidator for it or for all or any substantial portion of its properties has not been vacated or stayed within 90 days of such appointment or is not vacated within 90 days after the expiration of any such stay.

      9.2 WINDING-UP. Upon dissolution of the Venture, the Managing Venturer shall serve as the Liquidator; provided if dissolution is caused by the dissolution or bankruptcy of the Managing Venturer, the Liquidator shall be selected by the other Venturer. The Liquidator shall not be entitled to receive any compensation for its services except as otherwise permitted hereunder. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall, within 30 days thereafter, be selected by the Venturers, or, if there be none, by a court of competent jurisdiction. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article IX, the Liquidator appointed in the manner-provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, (i) those powers granted to the Liquidator under the Texas Act and (ii) all of the powers conferred upon the Venturers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Venture as provided for herein. Subject to Section 9.3, the Liquidator shall as soon as commercially reasonable liquidate the assets of the Venture, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

            (a) the payment to, or establishment of reserves with respect to, creditors of the Venture, other than the Venturers, in order of priority provided by law; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Venture for contingent liabilities in any amount determined by the Liquidator to be appropriate for such purposes;

            (b)   then, to the Venturers which are creditors of the Venture; and

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            (c)   finally, to all Venturers in proportion to their respective
      Capital Accounts after taking into account adjustments to such Capital Accounts to reflect the allocations made pursuant to Section 5.1 hereof; provided, that each Venturer shall contribute to the Venture cash in an amount sufficient to restore to zero any negative balance in its Capital Account by the end of the taxable year of liquidation or 90 days after liquidation, whichever is later.

      9.3   NO DISTRIBUTION IN KIND. Notwithstanding the provisions of Section
9.2 which require the liquidation of the assets of the Venture, but subject to the order of priorities set forth therein, if on dissolution of the Venture the Liquidator determines that an immediate sale of part or all of the Venture's assets would be impractical or would cause undue loss to the Venturers, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Venture (other than those to Venturers) but shall not, under any circumstances, make any distributions in kind of property (other than cash or cash equivalents) to the Venturers unless agreed to in writing by all Venturers.

      9.4 RETURN OF CAPITAL. Except as set forth above in Section 9.2, no Venturer shall be personally liable for the return of the Capital Contributions of any other Venturer, or any portion thereof, it being expressly understood that any such return shall be made solely from Venture assets.

      9.5 WAIVER OF PARTITION. Each Venturer hereby waives any rights to partition of the Venture property.

                                   ARTICLE X
                                INDEMNIFICATION

      10.1 INDEMNITY. The Venturers, along with their respective officers, directors, employees, and agents (including, without limitation, the Manager) shall be indemnified and held harmless by the Venture from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by any of the Indemnitees in connection with the business of the Venture; provided, however, that, such act or omission was taken in good faith, was reasonably believed by the respective Indemnitee to be in the best interest of the Venture and within the scope of authority granted to such Indemnitee under this Agreement, and did not constitute fraud, bad faith, willful misconduct or gross negligence on behalf of such Indemnitee; and, provided, further, that an indemnity under this Section shall be paid solely out of and to the extent of Venture assets and shall not be a personal obligation of any Venturer. All judgments against the Venture and the Indemnitees, or any of them, wherein such Indemnitee (or Indemnitees) is entitled to indemnification, must first be satisfied from Venture assets before the Indemnitees shall be responsible for these obligations. The indemnification provided herein shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

      10.2 SURVIVAL OF INDEMNITY. The benefits and burdens of this Section, as to any Indemnitee, shall survive the withdrawal of a Venturer from the Venture (whether by sale or

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other transfer of such Venturer's Venture Interest or otherwise) with respect to acts or omissions prior to such withdrawal.

                                   ARTICLE XI
                                 MISCELLANEOUS

      11.1 NOTICES. Any and all notices, demands, consents, approvals, requests or other communications that any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be either (i) given by U.S. registered or certified mail, return receipt requested, with postage prepaid (except in the event of a postal disruption, by strike or otherwise, in the United States) or (ii) sent by telex or by personal delivery by a reputable courier service for next day delivery, addressed, if to the Venture, to the address of its principal office, and if to a Venturer, to the address set forth under such Venturer's name on Exhibit A attached hereto.

      Any Venturer may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. A Notice sent in compliance with the provisions of this Section shall be deemed delivered when actually received by party or parties to this Agreement to whom sent. However, the time period in which a response to any Notice must be given shall commence to run from the date of receipt by the addressee thereof or the date of the return receipt of the Notice. Rejection or other refusal to accept or the inability to deliver because of a changed address or addressee of which no Notice was given as provided in this Section shall be deemed to be receipt of the Notice sent.

      11.2 DISCHARGE OF OBLIGATIONS. Each of the Venturers agree that they will discharge their proper share (as provided elsewhere in this Agreement) of all obligations and liabilities of the Venture, and will hold all other parties hereto harmless from all claims and losses arising out of their failure to do so. It is recognized by the Venturers that the business of the Venture involves substantial risks and hazards; and it is agreed by all parties that such risks and hazards, and all costs hereunder, will be borne by the Venturers in proportion to the Percentage Interests hereunder. Notwithstanding any other provisions hereof, (a) each Venturer shall be severally liable for its aforesaid pro rata portion of all Venture liabilities without limitation as to amount, and agrees to pay and discharge same and (b) the Managing Venturer shall never be held liable or responsible to the Venturers for, nor shall the obligations of the Venturer hereunder to share in liabilities be diminished by, any acts done or omitted to be done in good faith in the performance of any of the provisions of this Agreement, or for the negligence, or other fault of the agents, independent contractors or employees of the Managing Venturer, it being the purpose and intention of this provision that all liabilities of the Venture shall be borne by the Venturers in proportion to the Percentage Interests.

      11.3 ENTIRE AGREEMENT. This Agreement, including any exhibits attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

      11.4 SECTION HEADINGS. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

      11.5 GENDER. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates or requires.

      11.6 PARTIES IN INTEREST. Except as expressly provided to the contrary herein, this Agreement shall be binding upon each successor to and assign of the parties and inure to the benefit of each permitted successor to and assign of the parties.

      11.7 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action, as may be required by law or necessary to effectively carry out the purposes of this Agreement.

      11.8 COUNTERPARTS. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all of the parties hereto, their successors and their assigns, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

      11.9 COMPETITION. TME agrees not to acquire an interest in or otherwise participate in (or to the extent within its control allow any Affiliate to acquire an interest in or otherwise participate in) management of any medical diagnostic imaging center within a 15 mile radius of the Center without the prior written consent of the Special Limited Partner; provided, however, that this covenant specifically excludes existing diagnostic imaging centers in which TME or a TME Affiliate may currently have an ownership interest or otherwise manage.

      11.10 LEGAL ACTION AND FEES. In the event of any controversy, claim of dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party in one or more claims shall be entitled to recover from the nonprevailing party in such claims its reasonable expenses, including attorneys' fees, in respect of the claims on which it prevailed.

      11.11 SEVERABILITY. Any provisions of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective the remaining provisions of this Agreement.

      11.12 GOVERNING LAW. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Texas.

      11.13 REFERENCES AND INCLUSIONS. All Exhibits annexed or attached hereto are expressly made a part of this Agreement. All references herein to numbered Articles or Sections and to lettered Exhibits are references to the Articles and Sections of this Agreement and the Exhibits annexed to and made a part of this Agreement, unless expressly otherwise designated herein. The terms "include", "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

      11.14 EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Venturer or the Venture shall impair or affect the right of such Venturer or the Venture thereafter to exercise the same. Any extension of time or other indulgence granted to a Venturer hereunder shall not otherwise alter or affect any power, remedy or right of any other Venturer or of the Venture, or the obligations of the Venturer to whom such extension or indulgence is granted.

      11.15 CONSTRUCTION. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Venture.

      11.16 CONSENTS. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Venturer from the obligation, to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

      11.17 AMENDMENTS. This Agreement may be amended only upon the consent of all of the Venturers.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective for all purposes as of the date herein above written.

                                           TME PARTNERS III, LTD.

                                           By: First TME Partners, Inc.
                                               General Partner

                                           /s/ Cherrill Farnsworth
                                           -------------------------------------
                                           Cherrill Farnsworth
                                           President and Chief Executive Officer

                                           TME, INC.

                                           /s/ Cherrill Farnsworth
                                           -------------------------------------
                                           Cherrill Farnsworth
                                           President and Chief Executive Officer

                                  EXHIBIT "A"

                            MESA MRI, JOINT VENTURE

VENTURER'S NAME AND ADDRESS         CAPITAL CONTRIBUTION     PERCENTAGE INTEREST
---------------------------         --------------------     -------------------
TME Partners III, Ltd.              $          2,945,000             95%
c/o First TME Partners, Inc.
333 North Sam Houston
    Parkway East, Suite 500
Houston, Texas 77060

TME, Inc.                           $            155,000              5%
333 North Sam Houston
    Parkway East, Suite 500
Houston, Texas 77060